EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

          We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3, of our report dated January 31, 2001 relating to the financial statements of Sonoco Products Company, which appears in the 2000 Annual Report to Shareholders, which is incorporated by reference in Sonoco Products Company's Annual Report on Form 10-K and Amended Annual Report on Form 10-K/A for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated May 11, 2001 relating to the financial statements of the the Sonoco Savings Plan, which is in the Form 10-K/A for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers, LLP

Charlotte, North Carolina
October 23, 2001